Exhibit 5.1

Sullivan & Worcester llp 1633 Broadway New York, NY 10019	212 660 3000 sullivanlaw.com

December 28, 2021

Soluna Holdings, Inc.

325 Washington Avenue Extension

Albany, NY 12206

Ladies and Gentlemen:

This opinion is furnished to you in connection with a final prospectus supplement, dated December 23, 2021 (the “Final Prospectus Supplement”), to the prospectus forming a part of the registration statement on Form S-3 (File No. 333-261427), declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on December 16, 2021 (as amended from time to time, the “Registration Statement”), which Final Prospectus Supplement was filed by Soluna Holdings, Inc., a Nevada corporation (the “Company”), with the Commission on December 27, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering of up to an aggregate of 512,571 shares (the “Preferred Shares”) of 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), which includes up to an aggregate of 66,857 shares of Series A Preferred Stock that may be issued to cover over-allotments, if any.

We are acting as counsel for the Company in connection with the Final Prospectus Supplement and the Registration Statement. In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the Final Prospectus Supplement, the Registration Statement, including the exhibits filed therewith, and have also examined and relied upon minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, the articles of incorporation and bylaws of the Company, each as restated and/or amended to date (the “Charter Documents”), the Certificate of Designations, Preferences and Rights of Series A Preferred Stock, as amended, approved by the Company’s board of directors (the “Certificate of Designation”), and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth. In connection with this opinion, we have assumed that the Preferred Shares will not be issued in violation of (a) any restriction or limitation contained in the Charter Documents or the Certificate of Designation or (b) any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

BOSTON   LONDON   NEW YORK   TEL AVIV   WASHINGTON, DC

Soluna Holdings, Inc.

December 28, 2021

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and Chapter 78 of the Nevada Revised Statutes. Accordingly, the opinions expressed herein are expressly limited to the federal laws of the United States of America, the laws of the State of New York, and Chapter 78 of the Nevada Revised Statutes.

Based upon and subject to the foregoing, we are of the opinion that the Preferred Shares have been duly authorized for issuance by all necessary corporate action by the Company and, when issued and sold as described in the Registration Statement and the Final Prospectus Supplement and in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable shares of Series A Preferred Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the Final Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 28, 2021, incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Final Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP